Exhibit 99.1

                                  PRESS RELEASE

For more information contact:                              For Immediate Release
Michael M. Ciaburri                                        ---------------------
President and Chief Operating Officer
(203) 782-1100

Anthony M. Avellani
Vice President and Controller
(203) 782-1100

Southern Connecticut Bancorp, Inc. Reports Second Quarter 2005 Results of
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Operations
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New Haven,  Connecticut  (July 27, 2005) - Southern  Connecticut  Bancorp,  Inc.
(AMEX:SSE) the parent company of The Bank of Southern Connecticut ("TBSC"), today reported results for the second quarter ended June 30, 2005.

Net loss for the second quarter of 2005 was $(160,470), or $(0.05) per fully diluted share, compared with net income of $20,162, or $0.01 per fully diluted share for the quarter ended June 30, 2004.

Total loans at June 30, 2005 were $52,843,944, representing an 18% increase from total loans of $44,785,570 at June 30, 2004. The Company maintains a loan loss reserve of 1.27% of total loans at June 30, 2005. This provision is well within the Bank's peer group average and was increased from 1.01% at June 30, 2004. Total deposits grew by 22% from $52,927,479 at June 30, 2004 to $64,795,413 at June 30, 2005. Total interest income also grew by 35% from $1,813,584 during the first six months of 2004 to $2,446,171 during the first six months of 2005.

Michael M. Ciaburri, President and Chief Operating Officer, commented, "Despite the decrease in the earnings of Southern Connecticut Bancorp in the current quarter as compared to the comparable quarter of 2004, we are encouraged with the continuing development of our operations as we continue to increase our total loans and total deposits. With the ongoing growth of our business, we are focused on strategically expanding our operational base."

Total non-interest expenses increased by 31% from $1,772,360 during the first six months of 2004 to $2,316,651 during the first six months of 2005, due to expenses related to the expansion of the Company's infrastructure. The Company has added staff to support increased needs for human resources and outside professional services to handle the regulatory matters associated with the growth of The Bank of Southern Connecticut and the upcoming opening of The Bank of Southeastern Connecticut in New London."

Total assets also grew by 15% from $76,175,705 at June 30, 2004 to $87,461,174 at June 30, 2005. The company's net interest margin remained quite healthy increasing from 4.70% for the

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six months  ended June 30, 2004 to 5.17% for the six months ended June 30, 2005.
The Company's net interest margin is well above its peer group.

The Bank of Southern Connecticut, the sole operating subsidiary of Bancorp, had net income of $78,160 for the first six months of 2005 versus net income of $196,061 for the first six months of 2004. The Bank of Southern Connecticut's second quarter of operations for 2005 did not include any gains from sale of SBA loan participations. The Bank of Southern Connecticut's total unconsolidated assets as of June 30, 2005 were $79,184,386, an increase of 14% from $69,373,557 as of June 30, 2004.

Southern Connecticut Bancorp is the parent company of its wholly owned subsidiary, The Bank of Southern Connecticut. The Bank of Southern Connecticut, which commenced operations October 1, 2001, provides full service community banking with three office locations serving the greater New Haven business community and individuals. Southern Connecticut Bancorp has received a temporary certificate of authorization from the Banking Department of the State of
Connecticut for the proposed The Bank of Southeastern Connecticut, In Organization, and is in the process of completing requisite federal regulatory approvals before commencing the operations of the proposed bank. The Bank of Southeastern Connecticut will be headquartered in the city of New London, Connecticut.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company that is anchored by its wholly owned subsidiary, The Bank of Southern Connecticut in New Haven, Connecticut. Bancorp is a provider of commercial banking services to its target client base ranging from small to midsized companies whose annual sales range from $1,000,000 to $30,000,000. Bancorp's services include a wide range of deposit, loan and other basic commercial banking products along with consumer banking products as well. Traded on the American Stock Exchange as SSE, Bancorp can also be found on the internet at www.scbancorp.com and at two locations in New Haven and one location in Branford, Connecticut. A new subsidiary commercial bank, The Bank of Southeastern Connecticut, to be located in New London, Connecticut, is expected to commence operations in the second half of 2005.

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Certain statements  contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word "believes", "anticipates", "intends", "expects", "estimates", "could",
"would",  "will",  or  words  of  similar  import,  constitute   forward-looking
statements   within  the  meaning  of  the   federal   securities   laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the companies periodic public filings with the Securities and Exchange Commission and in the section captioned "Risk

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Factors" in our report on Form 10-KSB,  filed on March 28, 2005  pursuant to the
Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.


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